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                                                                    EXHIBIT 23.2

   REPORT ON FINANCIAL STATEMENT SCHEDULE AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Corio, Inc.

     The audits referred to in our report dated March 31, 2000, except as to
Note 15, which is as of April 20, 2000, included the related financial statement schedule as of December 31, 1998 and 1999, and for the period from September 1, 1998 through December 31, 1998 and for the year ended December 31, 1999 of Corio, Inc. along with the year ended September 30, 1997, and the period from October 1, 1997 through September 4, 1998 of Data Systems Connectors, Inc., included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                            /s/ KPMG LLP

Mountain View, California
April 20, 2000